NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 21, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 10, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Stone Energy Corporation and Talos Energy Inc. became effective before market open on May 10, 2018. Each share of common stock of Stone Energy Corporation was converted into one share of Talos Energy Inc. common stock. This Form 25 is being filed solely in connection with the discontinuation of trading on the NYSE of Stone Energy Corporation common stock and does not affect the continued listing on the NYSE of the Talos Energy Inc. common stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 10, 2018.